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                                                                   EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT

The Boards of Directors
Cyberian Outpost, Inc. and Subsidiary:

  We consent to the inclusion of our report dated April 24, 1998, with respect to the consolidated balance sheets of Cyberian Outpost, Inc. and Subsidiary as of February 28, 1997 and 1998, and the related consolidated statements of operations, redeemable preferred stock and stockholders' deficit, and cash flows for the period from March 6, 1995 (date of inception) through February 29, 1996, and for the years ended February 28, 1997 and 1998, which report appears in this Registration Statement.

  We consent to the reference to our firm under the heading "Experts" in this Registration Statement.

                                          KPMG Peat Mawrick LLP

Providence, Rhode Island
June 2, 1998